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                                                                   EXHIBIT 10.11


                             EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the 18th day of May, 1998, by and among NATIONWIDE CREDIT, INC. ("Employer") and Michael Lord who resides at RRI Box 20, Under the Mountain Road, South Londonderry, Vermont 05155 ("Executive").


                              W I T N E S S E T H:
                              -------------------

          WHEREAS, Employer desires to employ Executive and Executive desires to accept employment with Employer upon the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

          I. Employment Term. Employer agrees to employ Executive, and Executive agrees to be so employed, in the capacity of Chief Financial Officer of Employer, for a term commencing on the date hereof and ending on the third anniversary of the date hereof (the "Initial Term"); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be earlier terminated pursuant to Section 7 hereof. The term of this Agreement will automatically extend past the Initial Term for succeeding periods of one year each unless either party in its discretion shall terminate this Agreement as of the end of the Initial Term, or as of the end of any subsequent one-year period (in either case, the "Termination Date") by delivering notice to the other party specifying the applicable Termination Date not later than one hundred and twenty (120) days prior to the date so specified.

          II. Time and Efforts; Place of Performance. Executive shall diligently and conscientiously devote his full business time, attention, energy, skill and best efforts to the business of Employer and the discharge of his duties hereunder. Executive's duties under this Agreement shall be to serve as Chief Financial Officer of Employer, with the responsibilities, rights, authority and duties customarily pertaining to such office as may be established from time to time by or under the direction of the Board of Directors of Employer (the "Board") and Executive shall report to the Chief Executive Officer. In the event Executive is elected to the Board, Executive shall serve as a director without further compensation, other than as provided in this Agreement. Executive shall also act as an officer and/or director of such
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subsidiaries of Employer as may be designated by the Board, commensurate with
Executive's office, all without further compensation other than as provided in this Agreement.

          III. Base Salary; Signing Bonus; Options. In partial consideration of the services of Executive during the term of this Agreement, Employer shall pay to Executive a base salary compensation at an annual rate of $200,000 (the "Base Salary"), in equal installments in accordance with the Employer's payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly. The Base Salary may be adjusted upward annually in the discretion of the Board, or an authorized committee thereof. In addition, Employer shall pay Executive a one-time signing bonus in the amount of $25,000, payable in a single installment within thirty (30) days of the date hereof. Furthermore, in connection with the execution of this Agreement, Executive has entered into an Option Agreement, dated as of May 18, 1998, with NCI Acquisition Corporation (the "Option Agreement") with respect to the grant of certain options to purchase common stock of NCI Acquisition Corporation.

          IV. Annual Bonus. After the Company has received its audited financial statements for each year end during the term of this Agreement, Executive will have the potential to receive an annual bonus for such year, comprised of (i) an amount (for calendar year 1998 and 1999) that is not subject to any criteria (such amount, the "Guaranteed Bonus") and (ii) an amount to be determined based upon qualitative criteria and the attainment of certain quantitative financial goals established annually by the Board (such amount, the "Performance Bonus"), as set forth in greater detail below:

          A. For the calendar year 1998, (i) Executive shall receive a Guaranteed Bonus of $50,000 and (ii) Executive will have the potential to receive a Performance Bonus which would range from $0 to $70,000. In the event annual EBITDA (as hereinafter defined) based upon the Company's audited financial statements for such year is $26 million or less, $0 of the Performance Bonus will be earned. In the event annual EBITDA for such year equals or exceeds $28 million, $49,000 of the Performance Bonus will be earned. For annual EBITDA levels for the calendar year 1998 between $26 million and $28 million, the amount of the Performance Bonus will be apportioned between $0 and $49,000 by linear interpolation. Payment of $21,000 of the 1998 Performance Bonus shall be based on the attainment of certain qualitative criteria established by the Board.

          B. For the calendar year 1999, (i) Executive shall receive a Guaranteed Bonus of $25,000 and (ii) Executive will have the potential to receive a Performance Bonus which would range from $0 to $95,000. Executive will have the potential to earn up to $66,500 of the 1999 Performance Bonus in the event annual EBITDA (as hereinafter defined)

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based upon the Company's audited financial statements for fiscal 1999 reach the levels to be established by the Board in connection with the Company's budget for fiscal 1999. Payment of $28,500 of the 1999 Performance Bonus shall be based on the attainment of certain qualitative criteria established by the Board.

          C. For calendar years after 1998 and 1999, the amount of the Guaranteed Bonus (if any) and the potential Performance Bonus and the criteria therefore will be set by the Board in good faith and provided to Executive prior to commencement of the year, provided, that the potential Performance Bonus amount for each subsequent year will be not less than the potential Performance Bonus amount for the immediately preceding year, so long as the budgeted EBITDA levels for the upcoming year are greater than the EBITDA levels for the immediately preceding year. Executive's bonus, to the extent earned, shall be payable no later than thirty (30) days after the Board has received the Company's audited financial statements for the applicable year.

          D. For purposes hereof, "EBITDA" has the meaning ascribed to such term in the Agreement and Plan of Merger, dated as of December 31, 1997, between NCI Acquisition Corporation, Employer, NCI Merger Corporation, First Financial Management Corporation and First Data Corporation. EBITDA shall be determined based on the audited financial statements of the Company. Notwithstanding the provisions of Sections 4(b) and 4(c) hereof, the EBITDA targets for any Performance Bonus period shall be subject to modification in the reasonable discretion of the Board in the event of any material acquisitions or dispositions during the applicable period.

          E. In the event Executive's employment is terminated by reason of Cause (as herein defined) or the Executive's resignation, no bonus (Guaranteed Bonus or Performance Bonus) for the calendar year in which such termination or resignation occurs shall be payable to Executive. If Executive's employment terminates for any other reason (including expiration of this Agreement), Executive's bonus for the year in which termination occurs shall be payable to the extent earned in accordance with the criteria set forth in this Section 4 as determined in the reasonable discretion of the Board, but shall be prorated based upon the number of days in such year that Executive was employed by Employer. Executive's prorated bonus, to the extent earned, shall be payable no later than thirty (30) days after the Board has received the Company's audited financial statements for the applicable year.

          V. Benefits. Executive shall be eligible to participate in all employee benefit programs of Employer offered from time to time during the term of Executive's employment hereunder by Employer to employees or executives of Executive's rank, to the extent that Executive qualifies under the eligibility provisions of such plan or plans, in each case

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consistent with Employer's current practice as approved by the Board prior to the date hereof, and provided that Employer shall not be required to incur expenses in connection with any such benefits in excess of the expenses for such benefits incurred in accordance with such current practice. In addition, Executive shall be eligible to receive relocation expenses in accordance with the terms of the Company's relocation policy attached hereto as Exhibit A.

          VI. Expenses. To the extent that Executive's reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive's duties under this Agreement comply with Employer's expense reimbursement policy, are deductible by Employer for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended and are documented and substantiated by Executive as required by the Internal Revenue Service and the policies of Employer, Employer shall reimburse the Executive for such expenditures.

          VII. Termination.

               A. Executive's employment under this Agreement may be terminated by Employer at any time for Cause. Upon termination of Executive's employment for Cause, upon payment by Employer of any Base Salary, amounts payable under any employee benefit program of Employer in which Employee participated, or reimbursement for expenses, in each case, for amounts that have accrued and are unpaid to the date of such termination, Employer shall have no further liability to Executive for any additional amounts including, without limitation, any Base Salary or bonus. "Cause" as used in this Agreement shall mean (i) the gross negligence or wilful misconduct of Executive in carrying out his obligations and duties, (ii) any other breach by Executive of any other provision of this Agreement which has not been cured within five (5) days after delivery of notice by Employer to Executive of such breach (or such shorter period if such breach adversely affects Employer's ability to conduct debt collection activities in any jurisdiction), including, without limitation, Executive's insubordination, chronic absences from work or alcoholism or drug dependency, (iii) Executive shall have committed an act of fraud, theft or dishonesty against NCI or any of its subsidiary or affiliated companies, or (iv) Executive shall be indicted for or convicted of (or plead nolo contendre to) any felony or be convicted of (or plead nolo contendre to) any misdemeanor involving fraud, dishonesty or moral turpitude or any other misdemeanor that might, in the reasonable opinion of the Board of Directors, adversely affect such Executive's ability to perform Executive's obligations or duties to Employer in any material respect or adversely affect the Employer's ability to conduct debt collection activities in any jurisdiction.

               B. Subject to the terms of subsection (c) hereof, Employer may terminate Executive's employment hereunder at any time other than for Cause (as defined in

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Section 7(a) above) upon notice to Executive.  In the event of any such termination, in consideration for the obligations of Executive under Section 8 hereof, the Employer shall pay to Executive a severance benefit (the "Severance Benefit"), payable over a period of 12 months consistent with Employer's past payroll practices, in an amount equal to 12 months of Base Salary at the then current rate less the amount of any compensation, income or benefits earned or paid to Executive as an employee or consultant from an employer or company other than Employer during the last six (6) months of the period during which the Severance Benefit shall be payable as provided above. In the event that there is (i) a material change in Executive's duties or responsibilities, or a material change in Executive's reporting relationships, either of which results in or reflects a material diminution of the scope or importance of Executive's duties or responsibilities, or (ii) a material reduction in the level of benefits offered under the Employer's employee benefit plans (other than any company-wide reduction in the level of benefits that is applicable to all employees or executives of Executive's rank), which are made available to Executive during the term of Executive's employment, including but not limited to, annual and long-term incentive and stock-based plans and programs, which is not cured within a period of ten (10) days following notice to Employer by Executive, then Executive may by notice to the Board, deem a constructive termination to have occurred, whereupon Executive shall be entitled to the compensation set forth herein as if Executive had been terminated without Cause as of the date of such notice to the Board. Upon termination of Executive under this Section 7(b) for any reason (other than as a result of death), Executive shall in good faith seek to obtain alternative employment and to otherwise mitigate the amount of Severance Benefit payable by Employer.

               C. If Executive dies, this Agreement shall automatically terminate. If Executive becomes permanently disabled during the term of this Agreement, then at Employer's option, this Agreement will immediately terminate. In each such case, upon payment by Employer of any Base Salary that has accrued and is unpaid to the date of such termination, Employer shall have no further obligations to Executive, his spouse or estate. Executive shall be deemed to be permanently disabled if, during the term of this Agreement, he shall have been unable or unwilling or shall have failed to perform his duties under this Agreement (whether due to ill health, physical or mental incapacity or disability, or for causes beyond his control) for a period of one-hundred and eighty (180) days, whether consecutive or not. Any refusal by Executive to submit to a medical examination for the purpose of certifying disability under this Section 7(c) shall be deemed to constitute conclusive evidence of Executive's permanent disability. Upon receipt of certifications from two physicians that the Executive's disability is more likely than not to continue for a continuous period of one-hundred and eighty (180) days or for shorter periods aggregating one-hundred and eighty (180) days, Employer may immediately terminate this Agreement without waiting for accrual of such one-hundred and eighty (180) day period. In the event of Executive's death during the term of

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this Agreement, any accrued and unpaid compensation due to Executive shall be paid to his estate.

               D. Subject to the terms of subsections (a) and (c) hereof, payment of the Severance Benefit shall be Executive's sole remedy in the event of the Employer's termination of this Agreement for any reason. Executive will cooperate in order to allow Employer to purchase disability insurance regarding Executive in order to fund its obligation hereunder.

               E. The terms of Sections 8 and 9 of this Agreement shall survive and be binding upon Executive upon the termination of this Agreement.

               F. If Executive unilaterally terminates his employment with Employer, other than under the conditions set forth in Section 7(b) hereof, during the term of this Agreement, Employer shall have no further obligation to make any payments under this Agreement and Executive shall forfeit any right to such payments.

          VIII. Restrictive Covenants. A. In consideration of Employer's grant under the Option Agreement of options to purchase shares of common stock of NCI Acquisition Corporation pursuant to NCI Acquisition Corporation's 1997 Management Performance Option Plan to Executive and its covenant to pay, pursuant to the terms of Section 7, a Severance Benefit, without prior written consent of the Board, Executive agrees that he will not for a period of twelve
(12) months (except in the case of clause (iii) below, which will continue for a period of eighteen (18) months) following the termination of Executive's employment with Employer for any reason whatsoever (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this Section 8 shall be so enforced): (i) directly or indirectly engage, participate or make any financial investment in or become employed by or render any services (whether as an employee, independent contractor, five (5%) percent or greater owner, partner, lender, stockholder or otherwise) to or for any person or company in competition with the credit reporting, collection or accounts receivable management business conducted by Employer or any of its subsidiaries, or any similar business (the "Business"), within any area in which Employer is doing business at such time; (ii) directly or indirectly raid, entice, induce, solicit, canvass, or accept any business (of the type conducted by Employer) for any other person or company from any past, present or future (as defined below) customer of Employer; (iii) directly or indirectly raid, entice, induce or attempt to cause any current or future (as defined below) employee or other advisor of Employer to terminate his employment by or engagement with Employer;
(iv) directly or indirectly request any present or future ("future", as used herein, shall mean at or prior to the time of termination of Executive's employment)

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entities with whom Employer has business relationships to curtail or cancel their business with Employer or (v) directly or indirectly authorize or assist any other person or company in taking any of the foregoing actions.

          B. Executive acknowledges and agrees that during the course of his performance of services for the Employer he will acquire knowledge with respect to information, technology or other matters which the Employer maintains and preserves on a confidential basis concerning the Employer's business operations, including, by way of illustration, such information concerning the Employer's trade secrets, business and financial methods or practices, plans, pricing, customer, vendor and sales information and other confidential or proprietary information and any other information, documents or materials owned, developed or possessed by the Employer, the confidentiality of which the Employer takes reasonable steps to protect (any and all of which being hereinafter referred to as "Confidential Information").

          C. Executive agrees that he will not, while he is employed by the Employer or at any time thereafter, divulge to any person, directly or indirectly, except to the Employer or its directors, officers and agents as reasonably required in connection with his duties on behalf of the Employer during his employment, or use the Confidential Information in any manner or for any purpose in contravention of the Employer's policies or procedures, inconsistent with the Employer's measures to protect its interest therein or otherwise to the detriment of the Employer. Executive further agrees that he will not, at any time after his employment with the Employer has ended, divulge to any person or utilize for commercial or any other purpose not authorized in writing by the Employer, directly or indirectly, any Confidential Information. Executive further agrees that, if Executive's relationship with the Employer is terminated (for whatever reason) he shall not take with him but will leave with the Employer all records, papers and computer data and any copies thereof relating to the Confidential Information (or if such papers, records, computer data or copies are not on the premises of the Employer, Executive agrees to return such papers, records and computer data as soon as practicable after his termination). Executive acknowledges that all such papers, records, computer data or copies thereof, are and remain the property of Employer.

          D. Executive acknowledges that (i) the Confidential Information is commercially and competitively valuable to the Employer; (ii) the unauthorized use or disclosure of the Confidential Information would cause irreparable harm to Employer; (iii) the Employer has taken and is taking all reasonable measures to protect its legitimate interest in its Confidential Information, including, without limitation, affirmative action to safeguard the confidentiality of such Confidential Information; (iv) the restrictions on the activities in which Executive may engage set forth in this Agreement, and the periods of time for which such

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restrictions apply, are reasonably necessary in order to protect the Employer's legitimate interests in its Confidential Information; and (v) nothing herein shall prohibit the Employer from pursuing any remedies, whether in law or equity, available to the Employer for breach or threatened breach of this Agreement, including the recovery of damages from Executive.

          E. For the purposes of this Section 8, the term "Employer" shall be deemed to include Employer and all of its subsidiaries engaged in the Business.

          IX. Inventions. All inventions, discoveries, improvements, processes, formulae and data relating to Employer's business that Executive may make, conceive or learn during the term of his employment by the Employer (whether before, during or after the term of this Agreement, whether during working hours or otherwise) shall be the exclusive property of Employer. Executive agrees to make prompt disclosure to the Board of all such inventions, etc., and to do all things necessary or useful to assist Employer in securing their full enjoyment and protection.

          X. No Conflicts. Executive represents and warrants that the execution, delivery and performance of this Agreement by Executive will not violate and agreement, undertaking or covenant to which Executive is party or is otherwise bound.

          XI. Notices. Any notice given hereunder shall be in writing and delivered or mailed by certified mail or overnight courier service (with proof of delivery) and addressed to the appropriate party at the address set forth below or at such other address as the party shall designate from time to time in a notice:

          If to Employer:

               Nationwide Credit, Inc.
               6190 Powers Ferry Road, 4th Floor
               Atlanta, Georgia 30339
               Attention: Chief Executive Officer

          If to Executive:

               Michael Lord
               RRI Box 20
               Under the Mountain Road
               South Londonderry, Vermont 05155

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          XII.   Binding Effect.  This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns. Executive acknowledges that these services are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

          XIII. Waiver. Failure to insist in any one or more instances on strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          XIV. Governing Law; Injunctive Relief. This Agreement is made and delivered in, and shall be construed in accordance with the substantive laws of, the State of New York and the United States of America without regard to conflict of law principles. Executive acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, Executive will have access to confidential information vital to Employer's and its subsidiary and affiliated companies' businesses. By reason of this, Executive consents and agrees that if he violates any of the provisions set forth in Section 8 of this Agreement, Employer and its subsidiary and affiliated companies would sustain irreparable harm and, therefore, in addition to any other remedies which Employer may have under this Agreement or otherwise, Employer shall be entitled to an injunction from any court of competent jurisdiction restraining Employer from committing or continuing any such violation of this Agreement.

          XV. Severability. In the event that any provision of this Agreement shall be determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions hereof.

          XVI. Entire Agreement; Miscellaneous. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein. This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing. All prior understandings and agreements between the parties regarding employment matters are hereby merged in this Agreement, which alone is the complete and exclusive statement of their understanding as to employment. No waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Agreement and each and every provision hereof. This is a personal services agreement; no agency, partnership, joint venture or other joint relationship is created hereby. The parties acknowledge that they each participated in drafting this Agreement, and there shall be not presumption against any party on the ground that such party

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was responsible for preparing this Agreement or any part hereof.  Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

          XVII. Attorney's Fees and Costs. Employer agrees to pay the reasonable costs and expenses of Sharfman, Siviglia, Poret, Kook, Ross & Shanman, P.C. with respect to its representation of Executive, up to a maximum of $5,000 (including costs and disbursements) in the aggregate for Executive.

          XVIII. D&O Insurance. During the term of this Agreement, Employer shall maintain in effect a valid directors and officers insurance policy covering Executive, which policy will have a coverage amount as determined in the reasonable discretion of the Board from time to time.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.


                              NATIONWIDE CREDIT, INC.


                              By:   /s/ Jerry Kaufman
                                    ------------------------------------
                                    Name:  Jerry Kaufman
                                    Title: President and Chief Executive Officer


                              EXECUTIVE


                              By:   /s/ Michael Lord
                                    ------------------------------------
                                    Name:  Michael Lord
                                    Title:    Chief Financial Officer

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